Exhibit 99.1

Quanex Signs Agreement to Sell Nichols Aluminum

Houston, Texas, February 10, 2014 – Quanex Building Products Corporation (NYSE:NX), a leading components supplier for the global window and door industry, today announced that it signed a purchase agreement to sell its interest in Nichols Aluminum, LLC, a wholly owned subsidiary, to Aleris for $110 million in an all cash transaction. The transaction is subject to customary regulatory approvals and will close shortly after those approvals are obtained.

“As the housing markets continue to recover, we see great opportunity for both organic and acquisitive growth in our Engineered Products Group,” said Bill Griffiths, Quanex chairman, president and CEO. “This transaction will allow us to focus all our energies and capital on enhancing our position as a leading window and door component supplier both domestically and internationally.”

Nichols has a long history of producing flat-rolled aluminum sheet products for a number of key industries across North America. “Aleris will provide an excellent home for Nichols as it continues to grow its aluminum presence globally,” said Griffiths.

Evercore Partners acted as financial advisor and Norton Rose Fulbright acted as legal counsel to Quanex Building Products Corporation.

Quanex Building Products Corporation is a leading manufacturer of components for the global window and door industry. The Company is listed on the NYSE under the symbol NX. For further information, visit the Company’s website at www.quanex.com.

Statements that use the words “estimated,” “expect,” “could,” “should,” “believe,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements. The forward-looking statements include, but are not limited to, future operating results of Quanex, the financial condition of Quanex, future uses of cash and other expenditures, expenses and tax rates, expectations relating to the company’s industry, and the company’s future growth. The statements in this release are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, the availability and cost of raw materials, and customer demand. For a more complete discussion of factors that may affect the company’s future performance, please refer to the company’s Form 10-K filing on December 18, 2013, under the Securities Exchange Act of 1934 (“Exchange Act”), in particular the section titled, “Private Securities Litigation Reform Act” contained therein.

Financial Contact: Marty Ketelaar, 713-877-5402; Media Contact: Valerie Calvert, 713-877-5305

For additional information, please visit www.quanex.com

www.quanex.com